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                                                                       EXHIBIT 5

                                                July 23, 1998



Lincoln Benefit Life Company
Lincoln Benefit Life Centre
Lincoln, Nebraska 6801-0469

     Re:  Lincoln Benefit Life Company
          Registration Statement on Form S-1 (File No. 333-xxxxx)

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-1 ("Registration Statement") by Lincoln Benefit Life Company ("Lincoln Benefit") for market value adjusted interests under Individual Variable Deferred Annuity Contracts ("Contracts"). The Registration Statement covers a proposed maximum aggregate offering price of $25,000,000.00. The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is included in the Registration Statement.

     The Contracts will be sold only in jurisdictions authorizing such sales.

     I have examined all such corporate records of Lincoln Benefit and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

          1. Lincoln Benefit is a corporation duly organized and validly existing under the laws of the State of Nebraska.

          2. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of Lincoln Benefit in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                Yours truly,

                                                /s/ Carol S. Watson

                                                Carol S. Watson
                                                Senior Vice President and
                                                  General Counsel